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                 January 31, 2022

       Bill Gross
       Chief Executive Officer and Chairman
       Heliogen, Inc.
       130 West Union Street
       Pasadena, California 91103

                                                        Re: Heliogen, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 24,
2022
                                                            File No. 333-262319

       Dear Mr. Gross:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Cheryl Brown, Law Clerk, at (202) 551-3905 or Kevin Dougherty, Staff
       Attorney, at (202) 551-3271 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Dave Peinsipp, Esq.